Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	CONTACT:
Kibi Anderson
Community Development Manager
(323) 556-3269
kanderson@broadwayfederalbank.com
Wayne Kent-Bradshaw
President/Chief Operating Officer
(323) 556-3248
www.broadwayfederalbank.com

Broadway Federal Bank Receives $750,000 from the U.S. Treasury’s

CDFI Financial Assistance Award Program

LOS ANGELES, CA – (BUSINESS WIRE)—August 23, 2010—Broadway Federal Bank (Broadway) today announced that is has been granted approval of a $750,000 Financial Assistance Award from the Community Development Financial Institutions Fund (CDFI Fund), a department of the U.S. Treasury. Broadway was recognized for its record of community development lending and investing in South Los Angeles’ underserved communities.

Broadway Chairman and CEO, Paul C. Hudson, stated, “We are honored to be selected as a first time recipient of a CDFI Financial Assistance Award, and excited to receive the highest level of award that was granted in this funding round by the CDFI Fund. The award will provide additional support for our mission of serving low to moderate income communities in Southern California by contributing to Broadway’s financial strength and income.” He went on to say, “CDFI funding is a valuable source of financial support for CDFI certified community based organizations, particularly in these challenging economic times.”

The CDFI Fund received 408 applications from organizations across the nation, which collectively requested more than $467 million under the FY 2010 funding round. A total of $104.9 million was awarded to 180 financial organizations addressing underserved communities in 44 states and the District of Columbia. Through the CDFI Program, the CDFI Fund invests in and builds the capacity of private, for-profit and non-profit community-based organizations known as Community Development Financial Institutions that serve rural and urban low-income communities that lack adequate access to affordable financial products and services.

Broadway Federal Bank, f.s.b. is the leading community-oriented savings bank in Southern California serving low to moderate income communities. We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings and money market accounts, certificates of deposits and retirement accounts. The Bank operates five full service branches, four in the city of Los Angeles, and one located in the nearby city of Inglewood, California. Broadway is the wholly owned subsidiary of Broadway Financial Corporation, a publicly traded NASDAQ company, trading under the symbol “BYFC”.

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